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                                                                     EXHIBIT 3.1


                             ENERGY VENTURES, INC.

                     RESTATED CERTIFICATE OF INCORPORATION

                   (Originally incorporated on July 17, 1980,
                           under the name ENGY, Inc.)


         1.  The name of the corporation is ENERGY VENTURES, INC.

         2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is:

             To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock of all classes which the corporation has authority to issue is Forty-Three Million (43,000,000) shares of which Forty Million (40,000,000) shares shall be Common Stock, with a par value of one dollar ($1.00) per share ("Common Stock"), and Three Million (3,000,000) shares shall be Preferred Stock, with a par value of one dollar ($1.00) per share ("Preferred Stock").

         The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

                                PREFERRED STOCK

                 Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is hereby vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The vested authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

                          (a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Three Million (3,000,000));





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                          (b)  the annual dividend rate, if any, on shares
                 of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, and whether dividends shall be cumulative and, if so, from which date or dates;

                          (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                          (d) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or purchase fund and, if so, the terms of such obligation;

                          (e)  whether shares of such series shall be
                 convertible into, or exchangeable for, shares of stock of any other class or classes or any stock of any series of the same class or any other class or classes or any evidences of indebtedness and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                          (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, including, without limitation, whether such shares shall have the right to vote with the Common Stock on issues on an equal, greater or lesser basis;

                          (g) the rights of the shares of such series in the event of a voluntary or involuntary liquidation, dissolution, winding up or distribution of assets of the corporation;

                          (h) whether the shares of such series shall be entitled to the benefit of conditions and restrictions upon
                 (i) the creation of indebtedness of the corporation or any subsidiary, (ii) the issuance of any additional stock (including additional shares of such series or of any other series) or (iii) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the corporation; and





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                          (i)  any other relative rights, powers, preferences,
                 qualifications, limitations or restrictions thereof relating to any such series.

                 Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors. The shares of Preferred Stock of any one series shall be identical with the other shares in such series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

                 Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

                 Subject to the rights of any outstanding shares of any series of Preferred Stock, this Certificate of Incorporation may be amended from time to time in a manner that would solely modify or change the relative powers, preferences and rights and the qualifications and limitations or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected provided that the powers, preferences and rights and the qualification and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and the qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors by this Article 4. Approval of any such amendment by the holders of the Common Stock shall not be required and any such amendment shall be deemed not to have affected the holders of the Common Stock adversely.

                 The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.




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                                  COMMON STOCK

                 Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this
         Article 4:

                          (a) dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise;

                          (b) the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

                          (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, the net assets of the corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

         5.  The corporation is to have perpetual existence.

         6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                 To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                 To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                 By a unanimous vote of the whole board, to designate one or more committees, each committee to consist of at least two directors of the corporation. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the Delaware General Corporation Law, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes, or any other series of the same




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         or any other class or classes of stock of the corporation), adopting an agreement of merger or consolidation under Section 251 or 252 of the Delaware General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution, bylaws or certificate of incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law.

                 When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interest of the corporation.

         7. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.




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         8.  The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that until the sooner of (i) the termination of that certain Stockholders Agreement dated June 25, 1984 between the Appalachian Company and Apco Oil Corporation Liquidating Trust in accordance with the provisions of section 4 of such agreement, a copy of such agreement being on file and available for copying and inspection during business hours at the principal office of the corporation, or
(ii) June 25, 1986, no amendments to this Certificate of Incorporation may be adopted without the approval, by vote or consent, of the holders of at least 70% of the shares of common stock of the corporation outstanding on the date of such adoption.

         9. Until the sooner of (i) the termination of that certain Stockholders Agreement dated June 25, 1984 between The Appalachian Company and Apco Oil Corporation Liquidating Trust in accordance with the provisions of section 4 of such agreement, a copy of such agreement being on file and available for copying and inspection during business hours at the principal office of the corporation, or (ii) June 25, 1986, no amendments to the Bylaws of the corporation may be adopted without the approval, by vote or consent, of the holders of at least 70% of the shares of common stock of the corporation outstanding on the date of such adoption.

         10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the corporation's Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this 8th day of May, 1996.


                                        ENERGY VENTURES, INC.


                                        By:    /s/ JAMES G. KILEY
                                           ------------------------------------
                                                   James G. Kiley
                                              Vice President-Finance,
                                              Treasurer and Secretary




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